Exhibit 3.1

FIRST AMENDMENT TO
THIRD AMENDED AND RESTATED BY-LAWS
OF
LXP INDUSTRIAL TRUST

Pursuant to SECTION 9.07 of ARTICLE IX of the Third Amended and Restated By-Laws (the “By-Laws”) of LXP Industrial Trust, a Maryland real estate investment trust (the “Company”), the By-Laws of the Company are amended, effective as of July 19, 2026, as follows:

The following is inserted after SECTION 9.07 of ARTICLE IX, as ARTICLE X:

ARTICLE X
EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Company consents in writing to the selection of an alternative forum, and to the fullest extent permitted by law, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division, shall be the sole and exclusive forum for (a) any Internal Corporate Claim, as such term is defined in the MGCL, (b) any derivative action or proceeding brought in the right or on behalf of the Company, (c) any action asserting a claim of breach of any duty owed by any trustee, officer, other employee, or agent of the Company to the Company or to the shareholders of the Company, (d) any action asserting a claim against the Company or any trustee, officer, other employee, or agent of the Company arising pursuant to any provision of the Maryland REIT Law, the Declaration of Trust or these By-Laws, or (e) any action asserting a claim against the Company or any trustee or officer or other employee of the Company that is governed by the internal affairs doctrine.  None of the foregoing actions, claims or proceedings may be brought in any court sitting outside the State of Maryland unless the Company consents in writing to such court.  In the event that any action or proceeding described in this Article X is pending in the Circuit Court for Baltimore City, Maryland, any shareholder that is a party to such action, proceeding or claim shall cooperate in seeking to have the action or proceeding assigned to the Maryland Business & Technology Case Management Program. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.